Exhibit 8.1

List of Significant Subsidiaries of the Registrant (as of December 31, 2013)
Subsidiaries

Phoenix Satellite Television Information Limited

Phoenix New Media (Hong Kong) Company Limited

Fenghuang On-line (Beijing) Information Technology Co., Ltd.

Beijing Fenghuang Yutian Software Technology Co., Ltd.

Affiliated consolidated entities

Yifeng Lianhe (Beijing) Technology Co., Ltd.

Beijing Tianying Jiuzhou Network Technology Co., Ltd.

Subsidiaries of affiliated consolidated entity

Beijing Tianying Chuangzhi Advertising Co., Ltd.